Exhibit 99.1

IWT Tesoro’s subsidiary International Wholesale Tile Announces Record Sales

WESTPORT, CT—(MARKET WIRE) — February 20, 2007 — IWT Tesoro Corporation’s (OTCBB:IWTT), subsidiary International Wholesale Tile announced today record sales at the Surfaces 2007 Conference, held on February 7th-9th, at the Sands Expo Center in Las Vegas, NV.  Surfaces 2007 is a leading industry conference, showcasing the latest products, services and market trends for the flooring industry.  International Wholesale Tile’s booth consistently experienced healthy traffic with conference attendees. “It was an absolutely suburb performance from our sales team”, said Fred Kendall, International Wholesale Tile’s National Sales Manager - Truckload Division. Mr. Kendall further added that, “Our team stepped up tremendously as we surpassed our 2006 show figures by almost 100%, selling roughly 4.5 million square-feet of stock in three days”. Even at the end of the show, many International Wholesale Tile sales representatives were still writing in orders.

Bruce DePasquale, International Wholesale Tile’s National Sales Manager noted, “Our sales team, and customer service, were top notch—writing and filling orders live right from the booth. The enthusiasm for the 2007 show will carry our momentum right into Coverings 2007 in April. It just reinforces International Wholesale Tile’s strength and long-term commitment to providing quality products, as well as unsurpassed service.”

“International Wholesale Tile exceeded all expectations this year”, said Ken Baker, the Company’s Marketing Manager. “Our strategy of delivering quality products, offering superior customer service, accompanied with a strong business model that does not compete with our customers, truly attracted buyers.”

IWT will be exhibiting at booth number 2362 during Coverings 2007. To be held April 17th-20th at McCormick Place in Chicago, Illinois.

About IWT Tesoro

IWT Tesoro Corporation is one of the few publicly traded tile distributors.  The Company is exclusively wholesale driven and does not compete with its customers by having dealer stores as part of its business model. Instead, the Company is a merchandising resource for its customers, maintaining the philosophy that it is its customers’ supplier, not their competition. This is a distinct reason as to why the Company has been so successful. This wholesale focus is at the core of IWT Tesoro Corporation’s long-term growth and market strategy. Through IWT, IWT Transport Inc., a subsidiary of the Company that operates as a licensed freight carrier, and its foreign subsidiary IWT Tesoro International Ltd., IWT Tesoro Corporation is focused on creating, marketing and delivering exclusive and premium flooring brands that meet customer’s varied needs.

Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s business and financing plans, regulatory environments in which the Company operates or plans to operate, and trends affecting the Company’s financial condition or results of operations, the impact of competition, the start up of certain operations, roll out of products and services and acquisition opportunities. When used herein, the words “believes,” “expects,” “plans,” “estimates” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

CONTACTS:

Henry J. Boucher, Jr., CEO

IWT Tesoro Corporation

Email: hjb@iwttesoro.com

R. Nicholas Brack

Investor Relations

Email: ir@iwttesoro.com